EXHIBIT 99.1

Johnson Outdoors Acquires Jetboil(R), Inc.

Leader in Outdoor Cooking Systems Heats Up Camp & Hike Portfolio

RACINE, Wis., Nov. 14, 2012 (GLOBE NEWSWIRE) -- JOHNSON OUTDOORS INC. (Nasdaq:JOUT) today announced it has closed on the purchase of Jetboil®, Inc., the world's #1 brand of outdoor cooking systems. The acquisition is expected to be accretive to earnings in the first fiscal year of ownership. Details of the transaction will be included in the Company's fiscal 2013 first quarter filings.

Jetboil®, founded by cousins and co-inventors Perry Dowst and Dwight Aspinwall, emerged on the camping scene in 2004 with the launch of the award-winning Personal Cooking System (PCS) powered by proprietary FluxRing® technology.   The PCS ultra-efficient, lightweight design integrated a one liter pot, wind protected burner and heat exchanger into a single, push-button start unit that cut fuel use and cooking times in half compared to other canister stoves.   Since then, Jetboil® has broadened its technology and product offering to become the category leader in outdoor cooking systems and redefine consumer expectations for convenience, safety and ease-of-use.   For more information, visit www.jetboil.com.

"Jetboil® is a perfect fit with Johnson Outdoors - a premier brand known for pioneering innovation, outstanding quality and customer service excellence which brings exciting new technology and dimension to our camping and hiking product offering. While we share many of the same consumers and customers, both Johnson Outdoors and Jetboil® have unique channel and geographic strength and expertise to further expand distribution and fuel growth in all brands – Eureka! ®, Silva® and Jetboil®. I am particularly excited by the opportunity to deepen and broaden our collective presence in the Specialty class of trade - the preferred channel for our targeted outdoor enthusiasts - where Jetboil® is well-known, well-respected and strong," said Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors.

"I am pleased that Jetboil® will enter its next chapter of growth within the Johnson Outdoors family of strong brands and heritage within the outdoor industry. I am personally gratified with what the Jetboil® brand and team have accomplished over the past eight years, and look for significant new milestones to come with the benefit of Johnson Outdoors' strong organizational foundation," said Jetboil® co-founder and CEO, Perry Dowst, who will transition to the role of Senior Advisor, supporting strategic R&D and new products.

Jetboil® will become part of the Company's Outdoor Gear business unit, which makes and markets the iconic Eureka!® and Silva® brands, and continue to operate from its facility in Manchester, New Hampshire.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; and Eureka!® tents.  Visit us at www.johnsonoutdoors.com.

ABOUT JETBOIL®, INC.

Since its inception in 2004, Jetboil's category leading cooking systems have won numerous awards both inside and outside the outdoor industry. The proprietary FluxRing® technology, at the heart of Jetboil® cooking systems, defines efficiency, safety and ease of use and its introduction revolutionized the outdoor cooking category. Jetboil® is committed to simplifying and personalizing outdoor cooking and fueling a world of exploration. Jetboil® is the trusted and indispensable companion of those who push the limits of their endurance and the boundaries of their experience.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT: At Johnson Outdoors Inc.
         Cynthia Georgeson
         VP - Worldwide Communication
         262-631-6600